Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 7, 2017 relating to the combined and consolidated financial statements and the financial statement schedules of Bright Scholar Education Holdings Ltd. (the "Company"), its subsidiaries, other affiliated entities and its variable interest entities under common control with the Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the translation of Renminbi amounts into United States dollar amounts) appearing in the Annual Report of Form 20-F of the Company for the year ended August 31, 2017.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Guangzhou, China

December 15, 2017